August 24, 2011

Peter B. Lilly

4501 Gulf Shore Boulevard North

Aria 1203

Naples, FL 34103

Dear Peter,

We are pleased to offer you a position as a member of our Board of Directors to serve as a director of Colombia Clean Power & Fuels, Inc. (CCPF). We propose the following terms:

Cash compensation: You will receive annual cash compensation of $18,000 paid monthly ($1,500), with payments commencing September, 2011.

Stock options: You will be awarded initially five-year options to purchase up to 50,000 shares of CCPF common stock with a strike price of $2.50 per share granted under CCPF’s Equity Incentive Plan. The options will vest as follows: 25% immediately with 25% per year vesting over three (3) years. Ongoing compensation and a stock option plan for the Board of Directors is expected to be developed by the end of the current calendar year.

Board duties: Attend all regularly scheduled and special meetings of the Board of Directors. Conduct special projects as determined. Serve on specified committees as determined. Develop positive relationships with other board members and company operating personnel. Prepare for each Board meeting by carefully studying the agenda and supporting materials.

Special committees and task assignments: You will receive additional cash compensation of $30,000 per year paid monthly ($2,500) for added tasks as a director. Some of the tasks may include developing strategic relationships, assisting the finance committee, and service on one or more of the Board committees.

Time commitment: You will be expected to attend five (5) in-person Board meetings per year and make yourself available for occasional teleconferences, as needed. It is anticipated with your normal Board duties plus special committee and task assignments, CCPF will require approximately 20% of your time.

Colombia Clean Power & Fuels, Inc

245 Sir Francis Drake Boulevard

San Anselmo, CA 94930

+1 415 460 1165

Expenses/Travel: You will receive reimbursement for expenses and travel related to your service as a director. All air travel will be business class, when available.

Board Policies: You will be expected to adhere to the policies and procedures governing Board members as currently in place or as adopted in the future.

Please indicate your acceptance of the above proposal and your willingness to service as a director of CCPF by signing below and returning this letter to me. Please call me with any questions.

Sincerely,

/s/ Barry G. Markowitz
Barry G. Markowitz, Chairman

Accepted and agreed upon this 24th day of August, 2011

/s/ Peter B. Lilly
Peter B. Lilly

Colombia Clean Power & Fuels